[Drinker Biddle & Reath LLP Letterhead]
August 16, 2019

Workiva Inc.
2900 University Blvd.
Ames, IA 50010
        Re:  Registration Statement on Form S-3
Ladies and Gentlemen:
        We have acted as counsel to Workiva Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by certain stockholders of the Company (the “Selling Stockholders”) of 1,287,038 shares of Class A common stock of the Company, par value $0.001 per share (the “Firm Shares”), and, at the election of the underwriter of the offering, up to an additional 193,000 shares of Class A common stock (the “Option Shares”, and together with the Firm Shares, the “Common Shares”). The Option Shares consist of shares of Class A common stock issuable to certain Selling Stockholders upon conversion of shares of our Class B common stock, par value $0.001 per share (the “Class B Shares”), held by the Selling Stockholders. The Common Shares are being offered and sold pursuant to the Registration Statement on Form S-3 (File No. 333-233222) (the “Registration Statement”) and the related prospectus supplement (the “Prospectus Supplement”), in each case filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on August 12, 2019. In connection with the issuance and sale of the Common Shares, the Company entered into an Underwriting Agreement dated August 13, 2019 (the “Underwriting Agreement”) with the Selling Stockholders and the underwriter named therein.

 In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation (“Certificate of Incorporation”), the Company’s By-Laws, resolutions of the Company’s Board of Directors, the Registration Statement, the Prospectus Supplement, the Underwriting Agreement and such other documents and corporate records relating to the Company and the issuance and sale of the Common Shares by the Selling Stockholders as we have deemed appropriate. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

        On the basis of the foregoing and subject to the qualifications and assumptions expressed below, we are of the opinion that:

(i)the Firm Shares have been duly authorized and are validly issued, fully paid and nonassessable; and

Workiva Inc.
August 16, 2019

(ii)the Option Shares will be validly issued, fully paid and nonassessable upon the conversion of the Class B Shares in accordance with the terms of the Certificate of Incorporation.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Experts” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP